Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-1 of Lincoln Bancorp and Subsidiaries, of our report dated May 14, 2026, relating to the 2025 consolidated financial statements of Lincoln Bancorp and Subsidiaries included in the Prospectus contained in such Registration Statement and to the reference to us under the heading "Experts" in the Prospectus.
/s/ Wipfli LLP

Milwaukee, Wisconsin
June 25, 2026